Exhibit 10.1

APPOINTMENT AND STANDSTILL AGREEMENT

This Appointment and Standstill Agreement (this “Agreement”), dated July 20. 2017, is by and among the persons listed on Schedule A (collectively, the “Nokomis Group”, and individually a “Member” of the Nokomis Group), WidePoint Corporation (the “Company”), Alan Howe (“Howe”) and Philip Richter (“Richter” and together with Howe, the “Nokomis Designees”) in their respective capacities as the Nokomis Designees.

WHEREAS, the Nokomis Group currently beneficially owns 12,774,251 shares of the common stock, par value $0.001 per share, of the Company (the “Common Stock”), which represents approximately 15.4% of the outstanding shares of Common Stock reported by the Company in its Annual Report on Form 10-K for the year ended December 31, 2016.

WHEREAS, the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Company’s Board of Directors (the “Board”), and the Board, have considered the qualifications of each of the Nokomis Designees and conducted such review as they have deemed appropriate, including reviewing materials provided by the Nokomis Group and the Nokomis Designees.

WHEREAS, the Nominating Committee has recommended that the Board expand the Board to eight (8) individuals and to appoint each of Howe and Richter as Class II directors of the Company with terms expiring at the 2017 annual meeting of stockholders of the Company (the "2017 Annual Meeting"), and the Board has determined that it is in the best interests of the Company to do so on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       Board Appointment.

(a)       The Company’s Board shall, upon execution of this Agreement, expand the Board to eight (8) individuals and appoint each of Howe and Richter as Class II directors of the Company with terms expiring at the 2017 Annual Meeting, effective immediately. The Company's Board shall further nominate each of the Nokomis Designees on the Company's slate of director nominees for election at the 2017 Annual Meeting and shall solicit stockholder support for the election of each of the Nokomis Designees in the same manner and to the same degree as for all other Company nominees.

(b)       At any time while serving as a member of the Board, either of the Nokomis Designees shall resign as a member of the Board immediately at the written request of the Board if (i) the Nokomis Group does not own, in the aggregate, shares of Common Stock equal to at least 7.5% of the outstanding shares of Common Stock (based on the number of shares of Common Stock most recently identified as outstanding in (x) any of the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or definitive proxy statement on Schedule 14A, in each case, as filed by the Company with the Securities and Exchange Commission (“SEC”), or (y) a written notice by the Company to the Nokomis Group) or (ii) the Board (acting through a resolution of a majority of its members) determines that any Member of the Nokomis Group has materially breached the terms of this Agreement and has failed to cure such breach within 15 calendar days following written notice from the Company to such Member describing such breach in reasonable detail.

(c)       During the Covered Period (as defined in Section 5(a)), each Member of the Nokomis Group shall, and shall cause each “affiliate” and “associate” (as such terms are defined in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such Member of the Nokomis Group (collectively and individually the “Nokomis Affiliates”) to, cause all shares of Common Stock beneficially owned, directly or indirectly, by it to be present for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting, (iii) against any proposals or resolutions to remove any member of the Board and (iv) in accordance with the Board’s recommendation for each other proposal if the Nokomis Designees have voted for, or abstained from voting on, such proposal recommendation in their respective capacities as a director; provided, however, that to the extent that the recommendation of either Institutional Shareholder Services Inc. (“ISS”) or Glass Lewis & Co., LLC (“Glass Lewis”) differs from the Board's recommendation with respect to any matter other than the election of directors to the Board, the Nokomis Group shall have the right to vote in accordance with the recommendation of ISS or Glass Lewis with respect to such matters.

(d)       The Nokomis Group and the Nokomis Designees agree to provide to the Company information required to be disclosed for directors, candidates for directors and their affiliates and representatives in a proxy statement or other filings under applicable laws, regulations or stock exchange rules or listing standards, information in connection with assessing the eligibility, independence and other criteria applicable to directors and information on compliance with applicable laws or regulations, in each case, to the extent such information is being requested of all directors of the Company, including a fully completed copy of the Company’s director questionnaire in the form provided to all directors of the Company and such other information as reasonably requested by the Company from time to time with respect to the Nokomis Group and the Nokomis Designees.

(e)       At all times while serving as a director of the Company, the Nokomis Designees will receive the same benefits of directors’ and officers’ insurance and any indemnity and exculpation arrangements available generally to the other non-executive members of the Board and the same compensation and other benefits for service as a director as the compensation and other benefits received by the other non-executive members of the Board.

(f)       Except as otherwise set forth in this Section 1(f), at all times while serving as a member of the Board, the Nokomis Designees shall comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board (as may be amended from time to time for all directors). Upon the request of a Nokomis Designee, the Company shall make available to the Nokomis Designees copies of all such policies, procedures, processes, codes, rules, standards and guidelines that are in writing and in effect as of the date of such request. At all times while a Nokomis Designee is serving as a member of the Board, (i) the Nokomis Designees shall not disclose to the Nokomis Group, any Nokomis Affiliate or any Third Party (as defined in Section 2(a)(ii)) any confidential information of the Company and (ii) each Member of the Nokomis Group shall not, and shall cause the Nokomis Affiliates not to, seek to obtain confidential information of the Company from the Nokomis Designees.

(h)       If during the Covered Period, a Nokomis Designee is unable or ceases to serve on the Board due to a Nokomis Designee’s death, disability or resignation (other than a resignation pursuant to Section 1(b)), then (x) the Nokomis Group shall have the right to recommend a substitute person to fill the resulting vacancy, (y) the Board shall promptly appoint such replacement director to the Board (any such replacement director appointed in accordance with this Section 1(h) shall thereafter be deemed a “Nokomis Designee” under this Agreement); provided that such replacement shall not have previously been a director of the Company and shall (i) meet the standards and criteria applied by the Company in nominating and appointing directors, (ii) have relevant financial and business experience, (iii) be mutually satisfactory to the Nokomis Group and the Board, provided that the approval of the Board shall not be unreasonably withheld or delayed and any determination by the Board that a recommended substitute person does not meet (i) or (ii) must be reasonably substantiated by the Board, and (v) if not a party hereto, execute and deliver a joinder to this Agreement and agree to be bound by the terms hereof applicable to the Nokomis Designee; provided, further, that the appointment of any replacement director pursuant to this Section 1(h) shall be subject to the Board’s exercise of its fiduciary duties and satisfactory completion of its customary due diligence process (including its review of a questionnaire for directors and director nominees, a background check and interviews). To the extent that any substitute person recommended by the Nokomis Group pursuant to the this Section 1(h) is not approved by the Board consistent with this provision, then the Nokomis Group shall have the right to recommend additional substitute person(s) until one is approved by the Board to serve as a Nokomis Designee.

(i)        During the Covered Period, the Board will take all necessary steps to appoint the Nokomis Designees as members of the Corporate Governance and Nominating Committee and the Compensation Committee of the Board. Other than as provided in the previous sentence, the Board will determine the membership of the Board’s committees in accordance with its usual practices. In addition, during the Covered Period, the authorized size of the Board shall not exceed eight (8) members without the prior approval of each of the Nokomis Designees.

2.       Standstill.

(a)       During the Covered Period (unless specifically otherwise requested in writing by the Company, acting through a resolution of a majority of the Company’s directors), each Member of the Nokomis Group shall not, and shall cause each Nokomis Affiliate not to (except as expressly set forth in this Agreement), directly or indirectly, in any manner, alone or in concert with others:

(i)       make, engage in, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are defined in or used under the Exchange Act and Regulation 14A thereunder) or consents to vote, or seek to advise, encourage or influence (including, for the avoidance of doubt, by encouraging or participating in any “withhold” or similar campaign) any person with respect to the voting of any securities of the Company or any securities convertible or exchangeable into or exercisable for any such securities (collectively, “securities of the Company”) with respect to the election or removal of directors or stockholder proposals, or become a “participant” (as such term is defined in or used under the Exchange Act and Regulation 14A thereunder) in any contested solicitation for the election of directors with respect to the Company (other than a solicitation or acting as a participant in support of all of the nominees of the Board at any stockholder meeting) or make, be the proponent of or cause any person to initiate any stockholder proposal pursuant to Rule 14a-8 under the Exchange Act, the Company’s Bylaws or otherwise;

(ii)       form, join, encourage, influence, advise or in any way participate in any group (within the meaning of Section 13(d)(3) under the Exchange Act) with any person who is not identified on Schedule A as a Member of the Nokomis Group or a Nokomis Affiliate (any such person, a “Third Party”) with respect to any securities of the Company or otherwise in any manner agree, attempt, seek or propose to deposit any securities of the Company in any voting trust or similar arrangement, or subject any securities of the Company to any arrangement or agreement with respect to the voting thereof;

(iii)       consciously work in parallel, or otherwise participate in a joint activity or course of action, with any Third Party (other than the Company) toward acquiring control or otherwise exercising a controlling influence over the management and policies of the Company, whether or not pursuant to an express agreement;

(iv)       effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any tender or exchange offer, merger, consolidation, acquisition, scheme, arrangement, business combination, recapitalization, reorganization, sale or acquisition of assets, liquidation, dissolution or other extraordinary transaction involving the Company or any of its subsidiaries or any of their respective securities (each, an “Extraordinary Transaction”), provided, however, that this clause shall not preclude the tender by the Nokomis Group or a Nokomis Affiliate of any securities of the Company into any tender or exchange offer, or vote with respect to any Extraordinary Transaction in accordance with Section 1(c);

(v)       (A) call, seek to call or request the call of any meeting of stockholders, including by written consent, (B) seek representation on, or nominate any candidate to, the Board, except as specifically set forth in Section 1, (C) seek the removal of any member of the Board, (D) solicit consents from stockholders or otherwise act or seek to act by written consent, (E) conduct a referendum of stockholders, or (F) make a request for any stockholder list or other books and records of the Company, whether pursuant to applicable law, the Company’s Bylaws or otherwise, except by any Nokomis Designee in his or her capacity as a director;

(vi)       except in connection with the enforcement of this Agreement or passive participation as a class member in any class action (which, for the avoidance of doubt, shall not include participation as a name or lead plaintiff) with respect to any event or circumstance occurring prior to the date of this Agreement, initiate, encourage or participate in any litigation against the Company or any of its subsidiaries or their respective directors or officers, or in any derivative litigation on behalf of the Company, except for testimony in any legal proceeding that may be required by law;

(vii)       take any action in support of or make any proposal or request that constitutes: (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the number or term of directors, the removal of any directors, or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend of the Company, (C) any other material change in the Company’s management, business or corporate structure,

(D) seeking to have the Company waive or make amendments or modifications to the Company’s Certificate of Incorporation or Bylaws, or other actions that may impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(viii)       make any public disclosure, announcement or statement regarding any intent, purpose, plan or proposal with respect to the Board, the Company, any subsidiary of the Company, the Company’s officers or directors, policies or affairs, any securities of the Company, the Company’s assets or this Agreement that is inconsistent with the provisions of this Agreement. For the avoidance of doubt, nothing herein shall be deemed to limit in any way the ability of the Nokomis Group to make required filings with the SEC, including amendments to its Schedule 13D.

(ix)       enter into any negotiations, agreements or understandings with any Third Party with respect to any of the foregoing, or advise, assist, knowingly encourage or seek to persuade any Third Party to take any action or make any statement with respect to any of the foregoing, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing; or

(x)       make or in any way advance any request or proposal to amend, modify or waive any provision of this Agreement other than in a nonpublic and confidential manner and which nonpublic and confidential request could not reasonably be expected by the Company to require public disclosure by any party hereto.

(b)       Nothing in this Section 2 shall limit the Nokomis Designees, during the term of any service as a director of the Company, from taking actions solely in the Nokomis Designees’ capacity as a director of the Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board and making suggestions or raising issues to the Board; provided that the Nokomis Designee does not breach any applicable fiduciary duty) and complying with applicable fiduciary duties and requirements under applicable law for compliance therewith by the members of the Board including requirements with respect to the disclosure or other treatment of conflicts of interest and similar circumstances, so long as such actions are consistent with the Nokomis’s obligations and representations under the other Sections of this Agreement. Further, nothing in this Section 2 shall restrict the ability of members of the Nokomis Group from making private statements to members of the Board or senior members of management of the Company in a manner that would not be likely to lead to public disclosure by any person of such statements. Furthermore, notwithstanding the foregoing, but subject to Section 6 hereof, nothing in this Agreement shall prohibit or restrict the members of the Nokomis Group from taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has jurisdiction over the members of the Nokomis Group or any of their respective Affiliates or Associates.

For purposes of this Agreement the terms “person” or “persons” shall mean any individual, corporation (including any not-for-profit corporation), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

3.       Representations of the Company. The Company represents and warrants as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles.

4.       Representations of the Nokomis Group. Each Member of the Nokomis Group, jointly and severally, represents and warrants as follows: (a) each Member of the Nokomis Group has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, (b) this Agreement has been duly and validly authorized, executed and delivered by each Member of the Nokomis Group, constitutes a valid and binding obligation and agreement of each Member of the Nokomis Group and is enforceable against each Member of the Nokomis Group in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the right of creditors and subject to general equity principles, (c) the Nokomis Group, together with the Nokomis Affiliates, beneficially owns, directly or indirectly, an aggregate of 12,774,251 shares of Common Stock and such shares of Common Stock constitute all of the Common Stock beneficially owned by the Nokomis Group and the Nokomis Affiliates or in which the Nokomis Group or the Nokomis Affiliates have any interest or right to acquire, whether through derivative securities, voting agreements or otherwise, (d) none of the Nokomis Group or any Nokomis Affiliate has formed, or has any present intent to form, a group (within the meaning of Section 13(d)(3) under the Exchange Act) with any Third Party in relation to the Company or securities of the Company and (e) none of the Nokomis Group or any Nokomis Affiliate has consciously worked in parallel, or otherwise participated in a joint activity or course of action, with any Third Party (other than the Company or any of its officers or directors) toward acquiring control or otherwise exercising a controlling influence over the management and policies of the Company, whether or not pursuant to an express agreement.

5.       Term.

(a)       This Agreement is effective as of the date hereof and shall remain in full force and effect for the period (the “Covered Period”) commencing on the date hereof and ending on the date that is thirty (30) days prior to the deadline related to nominations by shareholders of directors for election at the 2018 annual meeting of stockholders of the Company; provided that if (i) the Company has materially breached the terms of this Agreement and has failed to cure such breach within 15 calendar days following written notice from the Nokomis Group to the Company describing such breach in reasonable detail or (ii) any Member of the Nokomis Group has materially breached the terms of this Agreement and has failed to cure such breach within 15 calendar days following written notice from the Company to such Member of the Nokomis Group describing such breach in reasonable detail, then the Nokomis Group (in the case of any breach by the Company) or the Company (in the case of any breach by any Member of the Nokomis Group) may terminate this Agreement on written notice to the other parties hereto, and this Agreement shall terminate, and the Covered Period shall end, on the date on which such notice is deemed to be given in accordance with Section 9.

(b)       The provisions of Section 7 through Section 14 shall survive the termination of this Agreement. The termination pursuant to Section 5(a) shall not relieve any party hereto from liability for any breach of this Agreement prior to such termination.

6.       Public Announcement and SEC Filing.

(a)       The Company shall promptly (i) issue a mutually agreed upon press release substantially in the form of Schedule B and (ii) thereafter a Current Report on Form 8-K reporting entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto. The Nokomis Group shall promptly file an amendment to its Schedule 13D/A with respect to the Company filed by the Nokomis Group with the SEC, reporting the entry into this Agreement, amending applicable items to conform to its obligations hereunder.

(b)       The Company and the Nokomis Group shall not, and shall cause their respective affiliates (including, for the avoidance of doubt, the Nokomis Affiliates) and representatives not to, (i) prior to the issuance of the press release described above, issue any press release or public announcement regarding this Agreement without the prior written consent of the other parties hereto, and (ii) during the Covered Period, make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby that is inconsistent with the initial press release, except as required by applicable law or regulation, pursuant to the rules or listing standards of any stock exchange or with the prior written consent of the other party.

(c)       Each of the Company, the Members of the Nokomis Group, and the Nokomis Designee covenants and agrees that neither it nor any of its respective subsidiaries, affiliates (including, for the avoidance of doubt, with respect to the Nokomis Group, the Nokomis Affiliates), successors, assigns, officers, key employees or directors shall in any way disparage (or cause to be disparaged), attempt to discredit, make derogatory statements with respect to, or otherwise call into disrepute, the other parties to this Agreement or such other parties’ subsidiaries, affiliates, successors, assigns, officers (including any current, future or former officer of a party or a party’s subsidiaries), directors (including any current, future or former director of a party or a party’s subsidiaries), employees, agents, attorneys or representatives, or any of their practices, procedures, business operations, products or services, in any manner. The restrictions in this Section 6(c) shall not (i) apply in any compelled testimony or production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the party from whom information is sought, in each case, to the extent required or (ii) prohibit any person from reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder.

7.       Specific Performance; Forum; Choice of Law. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that such damage would not be adequately compensable in monetary damages. Accordingly, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the state and federal courts located in Fairfax County, Virginia (collectively, the “Courts”), in addition to any other remedies at law or in equity, and each party agrees it will not take any action, directly or indirectly, in opposition to the party seeking relief on the grounds that any other remedy or relief is available at law or in equity. Each of the parties hereto agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms of this Agreement by way of equitable relief. Furthermore, each of the parties hereto irrevocably (a) consents to submit itself to the personal jurisdiction of the Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from the Courts, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Courts, (d) waives the right to trial by jury, and (e) consents to service of process by the United States Postal Service or a reputable overnight mail delivery service, in each case, signature requested, to the address set forth in Section 9 of this Agreement or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING WITH RESPECT TO VALIDITY, INTERPRETATION, EFFECT AND ENFORCEMENT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF THAT WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

8.       Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the parties hereto, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the party against whom such waiver or consent is to be effective. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

9.       Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile or email, when such facsimile or email is transmitted to the facsimile number or email address, if any, set forth below and appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 9:

If to the Company: WidePoint Corporation

7926 Jones Branch Drive, Suite 520

McLean, Virginia 22102

Facsimile: (443) 782-0096

Attention:	Chief Executive Officer Chief Financial Officer

With a copy (which shall not constitute notice) to:

Foley and Lardner LLP

One Independent Drive, Suite 1300

Jacksonville, Florida 32202

Facsimile: (904) 359-8700

Attention: John J. Wolfel

If to a Member of the Nokomis Group or a Nokomis Designee:

Nokomis Capital, L.L.C.

2305 Cedar Springs Road, Suite 420

Dallas, TX 75201

Facsimile: (972) 590-4109

Attention: Wes Cummins

With a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

Facsimile: (212) 593-5955

Attention: Aneliya S. Crawford

10.       Expenses. Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby; provided, however, that the Company shall reimburse the Nokomis Group for a portion of the reasonable and documented fees and expenses incurred by the Nokomis Group prior to the date hereof in connection with its investment in the Company in an amount not to exceed $10,000. Subject to receiving reasonable documentation, the reimbursement provided in this Section 10 shall be paid by the Company to the Nokomis Group within 10 days of the date hereof.

11.       Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12.       Counterparts. This Agreement may be executed in two or more counterparts either manually or by electronic or digital signature (including by facsimile or email transmission), each of which shall be deemed to be an original and all of which together shall constitute a single binding agreement on the parties, notwithstanding that not all parties are signatories to the same counterpart.

13.       No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the parties hereto and is not binding upon or enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party.

14.       Interpretation and Construction. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “will” shall be construed to have the same meaning as the word “shall.” The words “dates hereof” will refer to the date of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. References herein to either gender include the other gender. Any agreement, instrument, law, rule, regulation or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule, regulation or statute as from time to time amended, modified or supplemented. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution and delivery of this Agreement, and that it has executed and delivered the same with the advice of such counsel. Each party cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Appointment and Standstill Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

WIDEPOINT CORPORATION

By:

Its:

NOKOMIS CAPITAL, L.L.C.

By:

Its:

By: Brett Hendrickson

By:

By:

Schedule A

Members of Nokomis Group

NOKOMIS CAPITAL, L.L.C.

Brett Hendrickson

Schedule B

Press Release